Exhibit 99.1

NEWS RELEASE

Investor and Media Contacts:

Bill Horning / Kosta Karmaniolas

925.658.6193 / 925.658.6137

THE PMI GROUP, INC. REPORTS

FIRST QUARTER 2011 FINANCIAL RESULTS

•    The PMI Group, Inc. (the “Company”) reported a net loss for the first quarter of 2011 of $126.8 million, or $0.79 per share, compared to a net loss of $157.0 million, or $1.90 per share, for the first quarter 2010.

•    Loss before income taxes for the first quarter of 2011 was $126.4 million compared to $246.0 million for the first quarter of 2010.

•    Results for first quarter included a gain (representing a decrease in fair market value) of $21.7 million (pre-tax), or $0.13 (pre-tax) related to the fair value measurement of certain corporate debt obligations, as compared to a loss (representing an increase in fair market value) of $40.8 million (pre-tax), or $0.49 (pre-tax) for the first quarter of 2010.

•    New insurance written was approximately $1.5 billion in the first quarter of 2011, an increase of 53% from the first quarter of 2010.

•    U.S. Mortgage Insurance’s primary loans in default declined to 119,748 as of March 31, 2011 from 127,478 as of December 31, 2010 and 147,248 as of March 31, 2010, due primarily to decreases in new notices of default.

•    The Company had consolidated cash and cash equivalents and investments of $3.0 billion and total assets in captive trust accounts of approximately $679 million, supporting $439.3 million of reinsurance recoverables, as of March 31, 2011.

•    In April 2011, PMI Europe repatriated $14.5 million to PMI Mortgage Insurance Co. (“MIC”).

•    MIC ended the first quarter of 2011 with excess minimum policyholders’ position of approximately $39 million and a risk to capital ratio of 24.4 to 1.

Walnut Creek, CA, May 5, 2011 - The PMI Group, Inc. (NYSE: PMI) today reported a net loss for the first quarter of 2011 of $126.8 million, or $0.79 per basic and diluted1 share, compared to a loss of $157.0 million, or $1.90 per basic and diluted share, for the same period one year ago. For the first quarter 2011, the loss before income taxes was $126.4 million compared to a loss before income taxes of $246.0 million for the first quarter of 2010.

[1]

Due to the net loss in the quarter, dilutive components of shares outstanding such as stock options were not included in fully diluted shares outstanding as their inclusion would have been anti-dilutive.

U.S. Mortgage Insurance Operations

U.S. Mortgage Insurance Operations had a net loss of $136.3 million for the first quarter of 2011 compared to a net loss of $121.8 million for the first quarter of 2010. For the first quarter 2011, U.S. Mortgage Insurance Operations’ loss before income taxes was $135.9 million compared to a loss of $196.0 million for the first quarter 2010. The loss in the first quarter of 2011 was due primarily to continued high losses and loss adjustment expenses (“LAE”) and lower premiums earned.

Total revenues were $135.5 million in the first quarter of 2011 compared to $179.5 million in the first quarter of 2010. The decrease in the first quarter of 2011 was primarily due to lower premiums earned, driven by a $17.8 million accrual for premium refunds and a decline in primary insurance in force, and, to a lesser extent, lower investment income. The increase in premium accrual was due primarily to an increase in estimated refunds related to rescission and claim related refunds.

New insurance written in the first quarter of 2011 was $1.5 billion compared to $2.2 billion in the fourth quarter of 2010 and $1.0 billion in the first quarter of 2010. As of March 31, 2011, primary insurance in force was $99.3 billion compared to $101.7 billion at December 31, 2010 and $110.3 billion at March 31, 2010.

U.S. Mortgage Insurance Operations’ losses and LAE declined to $239.0 million in the first quarter of 2011 from $281.4 million in the fourth quarter of 2010 and $341.5 million in the first quarter of 2010. During the first quarter of 2011, the Company paid total claims including LAE of $204.6 million compared to $266.6 million in the fourth quarter of 2010 and $271.0 million in the first quarter of 2010. As of March 31, 2011, reserves for losses and LAE, gross of reinsurance recoverables, were $2.86 billion compared to $2.85 billion at December 31, 2010 and $3.17 billion at March 31, 2010.

The number of primary loans in default decreased to 119,748 as of March 31, 2011 from 127,478 as of December 31, 2010 and 147,248 as of March 31, 2010. New notices of default received in the first quarter of 2011 totaled 24,754 compared to 28,664 in the fourth quarter of 2010 and 34,268 in the first quarter of 2010.

The total number of pool loans in default decreased to 13,769 as of March 31, 2011 compared to 15,589 as of December 31, 2010 and 25,336 as of March 31, 2010. The significant declines in pool loans in default were due primarily to the restructuring of modified pool policies.

Rescissions and claim denials of delinquent risk-in-force totaled $270.1 million in the first quarter of 2011 compared to $272.2 million in the fourth quarter of 2010 and $258.4 million in the first quarter of 2010.

The Company’s Homeownership Preservation Initiatives (HPI) enabled 5,644 borrowers, representing approximately $258 million of risk-in-force, to retain their homes through loan modifications and payment plans in the first quarter of 2011. This compares to 7,710 borrowers and approximately $345 million of risk-in-force in the fourth quarter 2010 and 12,027 borrowers and approximately $543 million of risk-in-force in the first quarter 2010. The decrease from prior periods was primarily driven by the decline in loans in default and the implementation of a new Fannie Mae workout program requiring trial payments, which caused some servicer delays.

International Operations

International Operations, which include PMI Europe and PMI Canada, had a net loss for the first quarter of 2011 of $974,000 compared to net income of $17,000 in the first quarter of 2010. The net loss for the first quarter of 2011 was due primarily to $1.1 million strengthening of loss reserves in PMI Canada. PMI Europe’s risk-in-force declined to $669 million as of March 31, 2011 compared to $674 million as of December 31, 2010 and $2.1 billion as of March 31, 2010. In April 2011, PMI Europe repatriated $14.5 million to MIC. The Company also has a request for additional capital repatriation outstanding with regulators at PMI Europe and PMI Canada. As of March 31, 2011, capital remaining in PMI Europe and PMI Canada was approximately $138.7 million and $16.5 million, respectively.

Corporate and Other

The Corporate and Other segment had net income of $10.4 million in the first quarter of 2011 compared to a net loss of $35.2 million in the same period one year ago. The results for the first quarter of 2011 included a gain (representing a decrease in fair market value) of $21.7 million (pre-tax) related to the fair value measurement of certain corporate debt obligations, compared to a loss (representing an increase in fair market value) of $40.8 million (pre-tax) in the first quarter of 2010.

Capital, Liquidity and Tax Information as of March 31, 2011

•	On a consolidated basis, the Company had available funds, consisting of cash and cash equivalents and investments of $3.0 billion and total shareholders’ equity of $287.8 million.

•	MIC had available funds, consisting of cash and cash equivalents and investments, of $2.4 billion and total assets in captive trust accounts of approximately $679 million.

•	MIC ended the first quarter of 2011 with excess minimum policyholders’ position of approximately $39 million and a risk to capital ratio of 24.4 to 1.

•

On March 30, 2011, MIC’s principal regulator, the Arizona Department of Insurance advised the Company that under Arizona law, MIC is not required to obtain a waiver in order to continue to write new business in the event that it does not maintain the minimum level of policyholders’ position. The Department noted that it will continue to evaluate, through its current financial statutory examination and actuarial analysis of MIC and additional information required to be provided by MIC to the Department, MIC’s minimum policyholders’ position along with all other measures of PMI’s business operations and financial position in assessing its liquidity and financial resources.

•	At the holding company level, The PMI Group, Inc. had available cash and cash equivalents and investments of $70.7 million.

•

As of March 31, 2011, the Company’s net deferred tax asset was $143.8 million compared to $142.9 million as of December 31, 2010. The valuation allowance for the deferred tax asset as of March 31, 2011 was $578.9 million compared to $527.3 million as of December 31, 2010.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership while supporting our customers and the communities they serve. Through its wholly owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmi-us.com.

Cautionary Statement: Statements in this press release and supplement that are not historical facts, or that relate to future plans, events or performance, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others:

•

Potential significant future losses as a result of a variety of factors that are outside our control and difficult to predict. Among other factors affecting future losses and that could cause losses to increase more rapidly or to higher levels than expected are the following:

•

Future national and regional economic conditions, including continued slow economic recovery from the most recent recession or the potential of the U.S. economy to reenter a recessionary period, unemployment rates, interest rates, borrower access to credit and home prices.

•	Negative economic changes in geographic regions where our insurance in force is more concentrated;

•

The level of new delinquencies, the cure and claim rates of delinquencies (including the level of future modifications of delinquent loans) and the claim severity within MIC’s mortgage insurance portfolio.

•	The levels of future loan modifications, rescissions and claim denials and future reversals of rescissions and claim denials.

•	The timing of future claims paid.

•	Future levels of new insurance written (and the profitability of such business), which will impact future premiums written and earned and future losses.

•	As a result of continuing losses, we expect that MIC will be out of compliance with applicable regulatory requirements in the second quarter of 2011.

•

In sixteen states, so long as a mortgage insurer does not meet a required minimum policyholders’ position (“MPP”) or exceeds a maximum permitted risk-to-capital ratio (generally 25 to 1), it may be prohibited from writing new business. Two of these states require a mortgage insurer to immediately cease writing new business if it exceeds the applicable state capital requirement. In fourteen other states, including Arizona, MIC’s state of domicile, we believe that regulators exercise discretion as to whether the mortgage insurer may continue to write new business. As applicable, we have requested from state insurance departments either waivers of regulatory capital requirements or clarification that MIC’s inability to comply with capital requirements would not, by itself, require it to cease writing business in that state.

•

On March 30, 2011, in response to our waiver request, the Department advised us that under the express requirements of Arizona law, MIC is not required to obtain a waiver from the Department in order to continue to write new business in the event that it does not maintain the required MPP. The Department further advised that it will continue to evaluate MIC’s MPP along with all other measures of PMI’s business operations and financial position in assessing its liquidity and financial resources. The Department expects to obtain additional information regarding MIC’s financial position and business operations through its current financial statutory examination and actuarial analysis of MIC and from additional information required to be provided by MIC to the Department. If the Department were to determine that MIC’s liquidity or financial resources warranted regulatory action, it could, among other actions, order MIC to suspend writing new business in all states.

•

In addition to the Department’s notice described above, MIC has received written waivers from three state departments of insurance. One of these waivers remains in effect only until MIC exceeds a 27 to 1 risk-to-capital ratio. Each of these waivers may be withdrawn at any time. We believe that our pending waiver requests in other states are under review by the applicable state insurance departments. There is no assurance that MIC will be able to obtain additional waivers.

•

In the event that we are unable to write new mortgage insurance in a limited number of states for the reasons discussed above, we have a plan to enable us to write new mortgage insurance in those states out of an existing subsidiary, PMI Mortgage Assurance Co. There can be no assurance that we will be able to effectuate this plan.

•

If it were to be enforced by a court, the terms of a 1994 Allstate runoff support agreement restrict MIC in the event that its risk-to-capital ratio exceeds 23 to 1. Any failure to meet the capital requirements set forth in the runoff support agreement with Allstate could, if pursued by Allstate, have a material adverse impact on our financial condition, results of operations and business.

•	The risk that our underwriting policies may not anticipate all risks and/or the magnitude of potential loss;

•

The performance of our insured portfolio of higher risk loans, such as Alternative-A (“Alt-A”) and less than-A quality loans, and adjustable rate and interest-only loans, which have resulted in increased losses in prior periods and are expected to result in further losses;

•	The aging of our mortgage insurance portfolio and changes in severity or frequency of losses associated with our mortgage insurance policies;

•	The possibility that we may not estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves;

•

The risk that we overestimate the number of loans that ultimately cure, which management factors in when establishing loss reserve estimates, and which could result in loss reserves that are insufficient to cover our losses on existing delinquent loans;

•

The heightened litigation risk relating to rescissions and claim denials and, in the event that we are unsuccessful in defending our rescissions or claim denials, the need to establish loss reserves for, and reassume risk on, delinquent rescinded loans;

•

Our expectation that, because our loss reserves are not intended to be an estimate of total future losses, our ultimate actual losses will be higher than, and will substantially exceed, our loss reserve estimates;

•

Further reduction in, or prolonged period of depressed levels of, home mortgage originations due to reduced liquidity in the lending market, tighter underwriting standards and the decrease in housing demand in the U.S.;

•	The concentration of our business among a relatively small number of large customers;

•	Heightened competition from the Federal Housing Administration and the Veterans’ Administration or other private mortgage insurers;

•

Potential changes in the charters or business practices of Fannie Mae and/or Freddie Mac’s (collectively, the “GSEs”), the largest purchasers of mortgages, including potential GSE reforms Congress may adopt in 2011 and GSE pricing changes (including the amount of loan level delivery fees assessed by the GSEs on loans they purchase), which could reduce the demand for our products;

•

The uncertainty surrounding the GSEs adoption of revised mortgage insurer eligibility requirements and the risk that the GSEs determine that we are no longer an eligible provider of mortgage insurance;

•

Changes to the current housing finance system as a result of regulatory or legislative action, including the possibility that private mortgage insurance is no longer required for GSE-eligible loans or that the demand for our products and services is severely reduced;

•

Effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) on the financial services industry in general, and on our mortgage insurance business in particular, including whether and to what extent loans with mortgage insurance are considered “qualified residential mortgages” for purposes of the Dodd-Frank Act risk-retention, securitization provisions;

•	Other heightened regulatory and litigation risks faced by the financial services industry, the mortgage insurance industry and the Company and MIC;

•	Further downgrades or other ratings actions with respect to our credit ratings or insurer financial strength ratings assigned by the major rating agencies;

•	The potential future impairment of the value of equity or other securities held in our investment portfolios as a result of continued volatility in the capital markets;

•	Volatility in our earnings caused by changes in the fair value of our derivative contracts and our need to reevaluate the premium deficiencies in our mortgage insurance business on a quarterly basis;

•

The risk that we may not be able to realize all of our deferred tax assets and may be required to record a full valuation allowance or increase the current partial valuation allowance against our remaining net deferred tax assets;

•	Our ability to return to a period of sustained profitability, which would allow us to reverse all or a portion of the valuation allowance that was established against our net deferred tax asset;

•

The risk that the value of the contingent note we received in connection with the sale of PMI Australia is reduced and, therefore, reduces or eliminates the commitments of the lenders under our credit facility and requires us to repay amounts borrowed under the credit facility; and

•

Potential additional losses in our European operations and the potential that we must make additional capital contributions to those operations, and/or CMG Mortgage Insurance Company, pursuant to capital support agreements.

Other risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010. We undertake no obligation to update forward-looking statements.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
	(Dollars and shares in thousands, except per share data)
Net premiums written	$124,973	$151,541

Revenues
Premiums earned	$120,306	$153,030
Net gain from credit default swaps	784	1,718
Net investment income	16,722	26,688
Equity in losses from unconsolidated subsidiaries	(1,299)	(4,410)
Net realized investment (losses) gains	(81)	7,433
Change in fair value of certain debt instruments	21,656	(40,813)
Other income	1,920	5

Total revenues	160,008	143,651

Losses and expenses
Losses and loss adjustment expenses	241,110	342,289
Amortization of deferred policy acquisition costs	4,156	3,876
Other underwriting and operating expenses	27,679	33,960
Interest expense	13,511	9,523

Total losses and expenses	286,456	389,648

Loss before income taxes	(126,448)	(245,997)
Income tax expense (benefit)	376	(89,010)

Net loss	$(126,824)	$(156,987)

Diluted net loss per share	$(0.79)	$(1.90)

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010	March 31, 2010
	(Unaudited)	(Audited)	(Unaudited)
	(Dollars and shares in thousands, except per share data)
Assets
Investments	$2,831,305	$2,820,158	$2,299,370
Cash and cash equivalents	211,497	267,705	859,131
Investments in unconsolidated subsidiaries	119,230	121,040	135,241
Reinsurance recoverables	439,324	459,671	666,298
Deferred policy acquisition costs	48,115	46,372	42,642
Property, equipment and software, net of accumulated depreciation and amortization	83,234	85,186	97,105
Deferred tax assets	143,847	142,899	229,660
Other assets	214,604	275,956	281,619

Total assets	$4,091,156	$4,218,987	$4,611,066

Liabilities
Reserve for losses and loss adjustment expenses	$2,886,440	$2,869,765	$3,209,746
Reserve for premium refunds	106,535	88,696	83,997
Unearned premiums	69,012	64,298	69,866
Debt	589,859	616,158	424,570
Other liabilities	151,464	164,800	245,460

Total liabilities	3,803,310	3,803,717	4,033,639
Shareholders’ equity	287,846	415,270	577,427

Total liabilities and shareholders’ equity	$4,091,156	$4,218,987	$4,611,066

Basic shares issued and outstanding	161,541	161,168	83,006

Book value per share	$1.78	$2.58	$6.96

# # #

Note: Please refer to The PMI Group, Inc. First Quarter 2011 Financial Supplement for additional information.